UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2010

Natus Medical Incorporated

(Exact name of registrant as specified in its charter)

000-33001

(Commission File Number)

Delaware	77-0154833
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1501 Industrial Road

San Carlos, CA 94070

(Address of principal executive offices, with zip code)

650-802-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a material definitive agreement

Stock Purchase Agreement

On October 12, 2010 Natus Medical Incorporated (“Natus”, the “Company”) executed a Stock Purchase Agreement between the Company and the shareholders of Medix Industrial y Commercial S.A., an Argentine International Private Company (“Medix”) providing for the Company’s acquisition of all of the outstanding shares of capital stock of Medix for a cash price paid at closing of $14 million.

The Stock Purchase Agreement includes an earnout provision that provides for the payment of up to $5 million of additional cash consideration if certain post-acquisition sales targets are met. The potential earnout payments consist of two $2.0 million earnout payments depending upon sales for the two fiscal years ending October 31, 2011 and 2012, and one potential $1.0 million supplemental earnout payment depending on sales for the single fiscal year ending October 31, 2011.

Medix, based in Argentina, manufactures incubators for use in hospital nurseries and neonatal intensive care units, transport incubators for use in ambulances and other emergency vehicles, infant warmers, and LED based phototherapy devices, primarily in Latin American.

Financing for the transaction was provided by Natus’ existing cash balances, and based on cash and short-term investments held at June 30, 2010, Natus retains cash of approximately $25 million before giving any effect to potential earnout payments in the transaction.

Amendment to Credit Facility

On October 12, 2010, the Company executed the First Amendment (the “Amendment”) to its Second Amended and Restated Credit Agreement with Wells Fargo Bank, National Association. The Amendment authorized the Company to consummate the Medix acquisition and to assume associated indebtedness of Medix secured by real estate, accounts receivable, and inventory. Other terms of the credit facility remain unchanged.

Item 2.01	Completion of Acquisition or Disposition of Assets

On October 13, 2010, the Company completed the acquisition of Medix pursuant to the Stock Purchase Agreement. The description of the acquisition transaction is provided in Item 1.01 above and is incorporated into this item 2.01 by this reference. Direct costs associated with the acquisition cannot be reasonably determined at this time.

On October 13, 2010, the Company issued a press release announcing the Stock Purchase Agreement and other details of the acquisition, a copy of which is attached hereto as Exhibit 99.1.

Item 2.02	Results of Operations and Financial Condition.

On October 13, 2010, the Company issued a press release regarding its expected revenue for the third fiscal quarter ended September 30, 2010. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

The information in this item 2.02 of this Current Report on Form 8-K and the information regarding the expected revenue for the third fiscal quarter ended September 30, 2010 and for the full year 2010 included in the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press release dated October 13, 2010 announcing the acquisition by the Company of Medix and other details of the acquisition, and the Company’s expectations of revenue results for its fiscal third quarter ended September 30, 2010 and full year 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATUS MEDICAL INCORPORATED
(Registrant)

Dated: October 15, 2010	By:	/S/ STEVEN J. MURPHY
Vice President Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release dated October 13, 2010 announcing the acquisition by the Company of Medix and other details of the acquisition, and the Company’s expectations of revenue results for its fiscal third quarter ended September 30, 2010 and full year 2010.